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                                                                      Exhibit 99

[LETTERHEAD OF VIROPHARMA INCORPORATED]

                                     Contact: Kori Beer
                                              Director, Corporate Communications
                                              ViroPharma Incorporated
                                              Phone 610 321-6288

 ViroPharma Announces the Initiation of Phase 1 Hepatitis C Trials and Updates
                   its Product Pipeline and Convertible Notes

Exton, PA , January 3, 2003 - ViroPharma Incorporated (Nasdaq: VPHM) today announced that, together with Wyeth, it has initiated phase 1 human clinical trials with HCV 371, the lead compound from a chemical series that is being developed under the companies' hepatitis C collaboration.

Hepatitis C

ViroPharma and Wyeth recently initiated a phase I clinical study to evaluate their lead HCV product candidate, HCV-371, for safety and pharmacokinetic characteristics in healthy human volunteers. If the data from this study is supportive, the companies plan to advance HCV-371 into additional studies in HCV-infected patients in mid-2003. ViroPharma and Wyeth are engaged in an accelerated research program to develop and commercialize HCV antiviral compounds. The companies are advancing several distinct compound classes shown to inhibit viral replication activities in preclinical studies.

Oral Picovir(R)

ViroPharma is considering the development of Picovir(R) to treat patients suffering from severe or life-threatening enteroviral infections as part of the company's effort to explore alternatives for the potential use of Picovir(R) to treat diseases caused by picornaviruses. Since August 1996, the company has made Picovir(R) available on an open label basis for patients with severe or life-threatening diseases caused by picornaviruses.

Intranasal Picovir(R)

The company also is continuing to explore ways to maximize the value of Picovir(R) by evaluating an intranasal approach to treating the common cold. ViroPharma is in discussions with potential partners for this program. The company does not intend to fund any additional significant clinical development of Picovir(R) for the treatment of the common cold without a partner.

Respiratory Syncytial Virus

The company has decided to discontinue the development of its phase 1 and pre-clinical RSV compounds. This decision was based on the combination of the cost of advancing the program and the timeframe to commercialization. ViroPharma is actively seeking to out license its RSV assets.

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Convertible Notes Update

The company has repurchased $45.1 million of principal amount, or 25%, of its outstanding 6% convertible subordinated notes due in 2007 at an average purchase price of $0.37. The company has $134.9 million in principal amount of these convertible notes currently outstanding.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma is focused on drug development and discovery activities in hepatitis C, and also is pursuing clinical development activities to treat diseases caused by picornavirus infections. The company's lead HCV compound is in human clinical trials, and the company is considering the development of Picovir(R) to treat patients suffering from severe or life-threatening enteroviral infections.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to our plans to:

     .  initiate additional studies with HCV371 in the second quarter of 2003;

     . consider the development of Picovir(R) to treat patients suffering from severe or life-threatening enteroviral infections;

     . evaluate an intranasal formulation of Picovir(R) for the treatment of the common cold;

     . engage a partner for the development and commercialization of an intranasal formation of Picovir(R) to treat the common cold; and

     .  license our RSV assets to a third party.

      Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. There can be no assurance that:

     . we will be able to continue or complete our current clinical studies of HCV371;

     . we will be able to initiate clinical studies with any other HCV product candidate;

     . the results of our clinical studies of HCV371, or any other product candidate, will be positive;

     . we will develop, or will be successful in developing, Picovir(R) to treat patients suffering from severe or life-threatening enteroviral infections;

     . we will be successful in developing a viable intranasal formulation of Picovir(R) for the treatment of the common cold;

     . we will be successful in engaging a partner for the development and commercialization of an intranasal formation of Picovir(R) to treat the common cold; or

     .  we will be successful in licensing our RSV assets to a third party.

        Conducting clinical trials for investigational pharmaceutical products are subject to risks and uncertainties. There can be no assurance that planned clinical trials can be initiated, or that

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planned or ongoing clinical trials can be successfully concluded or concluded in accordance with ViroPharma's anticipated schedule. These factors, and other factors, including, but not limited to those described in ViroPharma's most recent registration statement on Form S-3 and quarterly report on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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